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                                                                    EXHIBIT 99.1

Annual Shareholder Meeting
June 17, 2002

Slide 1 - Title slide

Slide 2 - Participants

I, together with Dr. Shrotriya our President and Chief Operating Officer and Mr. Sam Gulko, our Senior Vice President Finance and Chief Financial Officer, will now present an update on the Company.

Slide 3 - Forward Looking Statements

We will be talking about some things in our presentation today that may be considered forward-looking and involve risks and uncertainties that could cause actual results to differ materially. These risks are described in further detail in the Company's reports filed with the SEC.

Slide 4 - 2002 Annual Stockholders Meeting

Today, Sam Gulko, Dr. Shrotriya and I are going to talk about where we are, and elaborate on the broad base of technology assets we have built at NeoTherapeutics. Dr. Shrotriya, will then discuss where we are headed and how we intend to get there. First, I'll turn the presentation over to Sam Gulko. Thank you Dr. Glasky and good afternoon everyone.

Slide 5 - Financial Update

Fiscal 2001 was a year of great progress in the financial area at NeoTherapeutics. During the year we cleaned up our balance sheet, improved our capital efficiency and, significantly reduced our net loss per share.

Slide 6 - Income Statement Data (Fiscal Year)

First, let's review our income statement for the past three years. As you can see, the net loss per share for 2001 amounted to $27.8 million dollars. This is down from $45 million dollars in 2000. Revenues for the year were $41,000 dollars, which reflects the amortization of the initial payments for two licenses totaling $300,000 dollars, which were received during the year. The decline in research and development expenses from 2001 to 2000 largely reflects the benefit of bringing in-house, the management of our clinical trials. Previously, our clinical trials were outsourced to a third party provider. The increase in general and administrative expenses principally reflects the hiring of necessary staff to support the personnel running our clinical trials as well as higher salaries and benefits associated with the expansion of the Company.

Slide 7 - Income Statement Data (First Quarter)
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 For the first quarter of 2002, the Company reported a net loss of $6.3 million dollars. Results for the first quarter continued to reflect the costs of our pivotal study of Neotrofin in Alzheimer's disease. Now that this trial has been completed, expenses will begin to drop over the course of the second quarter. I will talk more about expense rates later.

Slide 8 - Balance Sheet

At the end of the first quarter of 2002, NeoTherapeutics had cash and equivalents of $5.8 million dollars and working capital of $2.1 million dollars.

Slide 9 - 2002 Financings

So far during 2002, NeoTherapeutics has raised $7.9 million dollars through the issuance of common stock and warrants. $6.2 million dollars were raised during the first quarter in a placement led by the Royal Bank of Canada Investment Management Group. So far during the second quarter, we have raised from private institutional investors $1.66 million. Dr. Shrotriya will have more to say later regarding our plans to access additional capital.

Slide 10 - Fully Diluted Common Shares

As of Friday, June 14, 2002, the company had approximately 33.6 million shares outstanding. In addition, approximately 8.6 million warrants and stock options have been issued. The average exercise price of investor warrants is $7.13 per share and of stock options is $5.25 per share.

I also wanted to mention that we issued a press release today that we have received notification from Nasdaq, that we are not in compliance with Nasdaq's minimum bid price per share ($1.00) requirements for continued listing on the Nasdaq National Market. The Company has until September 10, 2002 to regain compliance with Nasdaq's minimum bid requirement. Under Nasdaq rules NeoTherapeutics may demonstrate compliance by maintaining a $1.00 minimum closing bid price per share for a minimum of 10 consecutive trading days by that date. If the Company is unable to demonstrate compliance by that date, the Company may appeal a determination that it be delisted from the Nasdaq National Market, or it may decide to file an application to be transferred to the Nasdaq Small Cap Market prior to September 10, 2002. If such an application were filed and accepted, the Company would have another 90 days, or until December 9, 2002 to comply with the minimum bid requirement. In addition to the minimum bid requirement, the Company must maintain compliance with certain other quantitative standards for continued listing. The Company is currently not in compliance with some of these standards.

Slide 11 - Actual and Projected Burn Rate

Back to expenses. Our burn rate (or monthly loss) during 2001 averages about $2.3 million dollars per month, which is down from $4.1 million dollars per month during 2000. We have continued our progress in reducing the burn rate so far during 2002. During the first quarter of 2002, the monthly burn rate averaged approximately $2.1 million dollars per month, and continues to fall. We have indicated that we expect our burn rate to fall to $1.2 million dollars per month this month. Last week we implemented some additional cost savings measures, which we estimate will bring the burn rate down to less than $900,000 dollars per month for the third and fourth quarters of 2002.

Now I would like to turn the presentation back to Dr. Glasky.  Thank you.

Slide 12 - NeoTherapeutics' Technology Assets

Thank you Sam. Now let's talk about the broad base of technology assets that have been built at NeoTherapeutics.


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Slide 13 - NeoTherapeutics' Technology Assets

During 2001, we made a great deal of progress in building our base of assets at the Company. I would like to take a few minutes to discuss and explain these assets, and why we are so excited about their potential. These assets fall into four basic categories: neurology, generics, functional genomics and oncology.

Slide 14 - Neurology

Let's take a look at the Company's neurology division. This is where our company began. While many of you know about our lead neurology product, Neotrofin, we also have some other very exciting products that I would like to discuss with you.

Slide 15 - Neotrofin

Most of you are familiar with Neotrofin, our nerve regeneration drug that has been under development for some time. While we are disappointed that the drug did not meet the clinical endpoints in the Alzheimer's disease trial we completed in April, we are encouraged by the preliminary data we reported in Parkinson's disease, and look forward to completing the ongoing studies in spinal cord injury and chemo-therapy induced neuropathy and reporting these results later this year.

Slide 16 - Neotrofin in Parkinson's Disease

First let's take a look at the data we reported from our preliminary analysis of the Parkinson's disease trial.

Slide 17 - Neotrofin in Parkinson's Disease

The design of the trial was treatment of patients for 2 weeks at 250 mg. twice a day. During weeks 3 and 4, the dose was increased to 500 mg twice a day. Beginning in week 5, the dose was increased to 1,000 mg twice a day. This dose was maintained through the remaining 12 weeks of the study. Patients were assigned to either drug treatment or placebo in a ratio of 4 to 1, that is 4 Neotrofin treated patients for every one placebo treated patient. The study was double blind, with neither the patients nor the clinical investigation team at each site knowing who received which treatment.

Testing for efficacy occurred at the first visit prior to treatment and again at weeks 2, 4 and 6. At these follow-up visits, the patient took their morning medication prior to visiting the clinic. They were tested on arrival at the clinic, then they were given the first dose of their new medication dose. After 2-3 hours, they were retested. This allowed us to determine whether or not Neotrofin produced a short-term benefit as well as evaluation of the cumulative effect seen by the prior 2 weeks of treatment. The results we reported were observed with the first 25 Neotrofin patients and the 6 placebo patients. Since the number of placebo treated patients were so few, we conducted the statistical analysis using each Neotrofin patient as their own control. That is, what was the improvement in


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their performance when we analyzed it before treatment against after the various treatments. Performance was evaluated using two recognized parameters in Parkinson's disease patients, the Uniform Parkinson's Disease Rating Scale (UPDRS) and a tapping test for motor function. The results I will show you are from the UPDRS, but similar trends were seen in the Tapping Test.

Slide 18 - Graph of Parkinson's Data

While the graph may seem complicated, I would like to explain what we observed. This graph does not show the placebo patients, there was no improvement in that small group over any of the time periods when the continued to receive placebo.

In the Neotofin group, there was a statistically significant improvement observed when they were observed 2-3 hours after their first dose of 250 mg.

When they returned after 2 weeks treatment at 250 mg twice a day, there was an improvement but it did not reach statistical significance.

When they received their first dose of 500 mg, there was a statistically significant improvement after 2-3 hours, which reached statistical significance.

When they returned after 2 additional weeks of treatment at 500 mg twice a day, there was no additional improvement. Furthermore, the first dose of 1,000 mg did not produce the short-term effect that we saw at the 250 or 500 mg doses.

While we are still collecting additional data from this study, it appears clear that there is a rapid effect of Neotrofin in Parkinson's patients who received 250 or 500 mg. The higher dose of 1,000 mg was ineffective in producing the short-term effect. In addition, continued treatment at 500 mg twice a day produced no benefit over that seen at 250 mg twice a day.

I believe that this observation is very important, because it appears to be telling us that higher doses for longer periods of treatment may not be better than shorter term treatment at moderate dose levels. Clearly, this observation must be replicated and validated, but it may offer an explanation for the negative results seen in Alzheimer's disease, where we may have treated for too long at too high a dosage.

Again, I want to repeat that these results need to be replicated but they parallel similar observations, which have been made in many animal experiments.

If this is true, we may be able to conduct faster clinical trials to demonstrate the efficacy of Neotrofin for the treatment of Parkinson's disease

Slide 19- Neotrofin in Chemotherapy-Induced Neuropathy

Slide 20 - Neotrofin Neuropathy Data


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In January of this year, we initiated two phase two clinical studies of
Neotrofin in chemotherapy induced neuropathy. This chart is shows some of the data from one of several animal studies conducted by scientists outside the Company, which led us to run human studies of Neotrofin in neuropathy. Vincristine is an anti-cancer drug, that, when administered to humans and rats, causes nerve damage. In this study, when animals receiving vincristine were also given Neotrofin, these animals experienced significantly less nerve damage.

Since starting the human study in January at one site, we have increased the number of clinical sites to six and have now enrolled eighteen patients. We hope to have these studies completed by year-end.

Slide 21 - AIT-034/NEO-339

Besides Neotrofin, our two most advanced neurology products are AIT-034 and NEO-339. AIT-034 is being developed for dementia, and NEO-339 is being developed for attention deficit and mild cognitive impairment. We have been actively seeking to license both products since late last year, and we have moved to advanced discussions regarding licensing out or co-developing NEO-339. I would like to show you some video of some of the pre-clinical work that has been done on NEO-339 that has gotten us, and some of our potential partners, so interested in this drug.

What you will be seeing is a rat in a shuttle box. There is a buzzer that comes on prior to the animal receiving a very mild shock to his feet. This test is commonly used to measure the animals ability to learn to respond by crossing over into the opposite safe chamber before receiving any shock. However, if you observe the behavior of the animal, you can see if they pay attention to the buzzer.

Now I will show you a video of rats that are 20 months old and have been treated with placebo or NEO 339.

Slide 22 - NEO 339 Video

The control animals did not learn as well as the treated animals, but their attention was clearly not as focused. In addition, when tested one month later, the control animals did not retain their learned performance, while the animals treated with NEO-339 remembered to escape and they paid attention to the buzzer.

Slide 23 - Anti-psychotic Platform

Our newest technology in the neurology division is the anti-psychotic platform. This platform of new compounds addresses multiple therapeutic targets that represent a very large market opportunity, including schizophrenia, depression, a variety of other psychosis, as well as Parkinson's disease, and pain.


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Slide 24 - Anti-psychotic Market

The anti-psychotic market is large and growing, with current product sales exceeding $7.7 billion dollars in 2001 and market growth at 30 percent. The leading products addressing this market are listed, and are led by Zyprexa, with single product sales of approximately $3.1 billion dollars last year.

Slide 25 - Anti-psychotic Efficacy

The activity of this series of compounds is dependent on their action against selective receptors for certain neurotransmitter molecules. The type of therapeutic activity is based upon the compound's action on multiple receptor systems and the balance of their action on dopamine and serotonin neurotransmitter receptor systems.

Slide 26 - Anti-psychotic Series

In addition to the fact that efficacy is based upon activity towards specific dopamine and serotonin receptor systems, the side effect profile of the drugs can be predicted by their activity against other receptor systems. For example activity against adrenergic receptors can produce hypotension, sedation and restlessness. Prolonged activity against certain dopaminergic receptors can lead to sexual dysfunction, activity against muscarinic receptors can cause dry mouth, urinary retention, disorientation and blurred vision. Other observed side effects are muscle spasms and dyskinesis. So we must also look at the balance between positive therapeutic effects and the significant side effects, which cause many patients to prematurely stop taking their medications

Slide 27 - Anti-psychotic Series

For example, in treating schizophrenia

Slide 28 - Anti-psychotic Series

With a drug like resperidone,

Slide 29 - Anti-psychotic Series

One observes the beneficial effects on dopamine D1 and D2 receptors, but also negative effects by acting on adrenergic and histaminergic receptors, which can produce severe weight gain.

Slide 30 - Anti-psychotic Series

For example, in treating schizophrenia with a drug like clozapine,

Slide 31 - Anti-psychotic Series


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One observes the beneficial effects on dopamine D4 and serotonin 5-HT 1A, but also negative effects by acting on adrenergic and histaminergic like resperidone, but also muscarinic receptors which can produce extrapyramidal or motor side effects.

Slide 32 - Anti-psychotic Series

Olanzapine, marketed as Zyprexa

Slide 33 - Anti-psychotic Series

also has a broad range of activity against positive therapeutic receptors as well as many of the side effect based receptors.

Slide 34 - Anti-psychotic Series

While we have a number of compounds that are active in this therapeutic area, I will comment on only three candidate compounds. The first is NEO 392 our lead compound.

Slide 35 - Anti-psychotic Series

Here we can see that NEO-392 has one of the broadest spectrums of activity against the therapeutic receptor systems. It has very mild activity against a few side effect systems, suggesting that it may indeed be a promising drug candidate.

Slide 36 - Anti-psychotic Series

Another candidate, NEO-356

Slide 37 - Anti-psychotic Series

also has a broadest spectrum of activity against the therapeutic receptor systems, with limited and mild activity against a single side effect system

Slide 38 - Anti-psychotic Series

The third candidate, NEO-376

Slide 39 - Anti-psychotic Series

has a unique and very specific receptor activity profile, with no activity against the usual side effect receptor systems.

Slide 40 - Anti-psychotic Series


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Another important side effect seen with many anti-psychotic drugs is that they impair memory function. Here we can see that clozapine in animals produces a dose dependent inhibition in memory function. In contrast, NEO-376 does not produce memory impairment, even at higher doses. This represents an important additional benefit of our candidate drugs.

Slide 41 - Anti-pyschotic Technology Platform

In summary, we have selected 8 compounds and have completed an extensive evaluation. They have shown unique receptor binding profiles, positive animal in vivo antipsychotic activity, with no memory impairment. Their side effect profile looks very encouraging and their toxicity profile is similarly encouraging. These pre-clinical effects are especially important because the animal models used in this therapeutic area have been very predictive of human activity.

Slide 42 - Anti-pyschotic Technology Platform

We believe that our antipsychotic platform is very exciting because these compounds represent a new generation of antipsychotic drug candidates for a therapeutic field that is large, well-established and still has a great unmet need based upon the currently available drugs.

Slide 43 - Functional Genomics

NeoGene Technologies uses functional genomics to identify targets for drug development. This business is a research collaboration between NeoTherapeutics and the University of California, Irvine, and was formed in 1999.

Slide 44 - NeoGene Highlights

During 2001, NeoGene Technologies signed two alliance agreements with Pfizer, each covering Pfizer's use of a receptor system discovered by NeoGene to develop pharmaceutical products. Each of the agreements calls for a total of up to $12 million in upfront and potential milestone payments. In connection with these agreements, we received $300,000 dollars in upfront payments from Pfizer. In May of this year, Pfizer reached the first milestone for the first agreement, which triggered a payment to us of $250,000 dollars.

Our objective at NeoGeneis to expand to number of development agreements with additional companies and to expand the type of alliances we establish. We currently are critically evaluating the best strategy to achieve these objectives. This includes re-negotiation of the level of financial commitment by NeoTherapeutics as well as M & A possibilities.


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Now, I would like to invite Dr. Shrotriya to the podium to discuss our oncology and generic drug opportunities, and to talk about where we go from here and how we intend to get there.

Thank you Dr. Glasky and good afternoon everyone. First, I would like to thank you for coming today and I would also like to thank you for your support of NeoTherapeutics.

In addition to neuroscience and functional genomics, we have added two more dimensions and a number of new drugs to our pipeline since my joining the Company. During the next 15 minutes or so, I will talk about our oncology portfolio and the joint venture that we finalized just last month.

Slide 45 - NEO JB

NeoJB was formed in May of this year after many months of discussions between NeoTherapeutics and JB Chemicals and Pharmaceuticals. The mission of NeoJB is to gain regulatory approvals and facilitate the marketing and sale of products manufactured by JB in India.

JB Chemicals is an internationally known pharmaceutical company headquartered in Bombay, India. Today, its products are sold in over 50 countries and it has 12 manufacturing facilities producing high quality drugs for domestic use and as a supplier to other pharmaceutical. They also manufacture and sell generic drugs and herbal products.

Slide 46 - Generic Drugs

These three generic drugs are among the products that we are focusing on for seeking regulatory approvals. Each of these drugs addresses major markets, and with JB's low-cost and high quality manufacturing capabilities, we are hopeful that we can gain a piece of their market share.

Slide 47 - NEO JB Strategy

Importantly, our joint-venture with JB is not a significant cash drain on the Company. We are using our skills in the regulatory and development area to help JB gain approvals for marketing its products in the United States. Once these approvals are received, then we will benefit from a portion of the revenues that might come from these products.

Slide 48 - NeoOncoRx

About 18 months ago, we decided to form an oncology division at NeoTherapeutics in order to take advantage of the many opportunities that exist and to leverage the skills of many at NeoTherapeutics, especially those of Dr. Gino Lenaz, the President of NeoOncoRx. Dr. Lenaz spent more than 20 years at Bristol Myers and has been credited with much of their success in oncology. Our oncology strategy is to identify and in-

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license late stage anti-cancer drugs. We now have three late stage products where significant amounts of capital have already been invested, and clinical results support further development. This lessens the risk of development for us, and given that our threshold for potential revenue is much lower than the major pharmaceutical companies, there are plenty of appealing prospects available.

Slide 49 - Oncology Products

During the first twelve months of its existence, our oncology division identified and in-licensed, three products: satraplatin, Neoquin and elsamitrucin. Now we plan to expand our efforts to the development of these products, while we continue to evaluate additional promising candidates for in-licensing.

Slide 50 - Elsamitrucin

Late last year, we in-licensed Elsamitrucin from Bristol Myers-Squibb. Elsamitrucin has shown activity in a phase 2 study of non-Hodgkin's lymphoma - the sixth leading cause of cancer death.

Slide 51 - Elsamitrucin Trials

While elsamitrucin was tested in a number of cancer types, its revenue potential was not sufficient to meet Bristol's minimum marketing requirements. Our revenue requirements for drugs are - not surprisingly - a bit lower, and we believe that the drug's multi-hundred million dollar revenue potential, could have a meaningful impact on the value of NeoTherapeutics.

Slide 52 - Elsamitrucin - Non-Hodgkin's Lymphoma

Our first area of focus for Elsamitrucin will be non-Hodgkin's Lymphoma. A phase 2 study of elsamitrucin in non-Hodgkin's lymphoma patients who had tried and failed other drug treatments looks encouraging. Approximately 25 percent of the 31 patients in this study, who took elsamitrucin, showed an objective response to the drug. Our intention is to run a larger phase 2 study in non-Hodgkin's lymphoma patients who have failed other treatments to see if these results can be confirmed. FDA approval for oncology products that are effective in patients who have failed other treatments is generally accelerated.

Slide 53 - Neoquin

Neoquin was the first drug in-licensed by NeoOncoRx, and the first drug to begin clinical trials. Late last year we initiated a clinical study in the United Kingdom to evaluate the safety, determine the dose-limiting toxicity, and measure the efficacy of Neoquin in superficial bladder cancer. We also have filed for orphan drug status in the United States. In addition to showing promise as a treatment for superficial bladder cancer, Neoquin has potential as a radiation sensitizer.


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Slide 54 - Satraplatin

Our lead drug at NeoOncoRx is satraplatin. In September of last year we in-licensed satraplatin from Johnson-Matthey - an $8 billion market capitalization company based in the United Kingdom, that specializes in precious metals. One of those precious metals is platinum, and Johnson-Matthey has developed a number of "platinum-compounds" for the treatment of cancer. The first was cisplatin and the second was carboplatin - both developed by Dr. Lenaz when he was at Bristol Myers Squibb. Satraplatin is a third-generation platinum compound - an improvement over carboplatin, just as carboplatin was an improvement over cisplatin.

Our first target indication for satraplatin is prostate cancer. Prostate cancer is the number two killer of men in terms of cancer - second only to lung cancer. There are currently no specifically approved chemotherapeutic treatments for prostate cancer. Satraplatin has shown efficacy in human studies to date in this indication - including in a phase 3 study. In July of this year we have a meeting with the FDA to discuss our phase 3 protocol for prostate cancer, and we hope to begin that study during the second half of 2002. Assuming positive data, we would hope to file an NDA within the next 2 to 3 years. Satraplatin has the potential to follow in the foot-steps of carboplatin, which has sales in excess of $500 million.

Slide 55 - Satraplatin Advantages

As I mentioned, satraplatin is the third-generation platinum compound - a son of carboplatin and grandson of cisplatin. Let's see how they compare: Efficacy of the three compounds is similar, however satraplatin has some advantage in terms of safety and it is orally available. Cisplatin and carboplatin have to be administered intravenously and in a hospital due to the need to hydrate patients because of potential kidney toxicity. Satraplatin does not have this type of toxicity, and can be taken orally - at home. Satraplatin has shown some efficacy advantages in animal models where there is resistance to cisplatin and carboplatin, but this has yet to be established in humans. Our development plan with Satraplatin, is to seek approval for prostate cancer first and then to run studies in lung cancer and other cancers where carboplatin and cisplatin are used to expand the drug's potential.

Slide 56 - Satraplatin Prostate Cancer Survival

This graph shows increased survival for patients treated with satraplatin versus the standard treatment. This is why we in-licensed and are excited about developing this drug. Bristol Myers had been developing satraplatin - while Dr. Lenaz was there - but their marketing group scrapped its development. Their marketing rationale was that prostate cancer would be treated by surgery, radiation and hormones, not chemotherapy. While this was true at the time, the recent trend is leading to the use of chemotherapy. Prior to their decision, a phase 3 study had been started. At the time of cancellation of the development program, 50 patients had been enrolled in the phase 3 study. They were allowed to complete the study even though the development of satraplatin had been


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discontinued. The data from these 50 patients is graphed. The green line represents patients on satraplatin and shows a clear survival advantage to patients receiving prednisone alone - the current standard of care. If this data is extrapolated out to the targeted study size of 300 patients, the study would have shown statistically significant survival advantage for satraplatin, which would have gotten the drug approved.

Slide 57 - NeoTherapeutics' Patents

Importantly, the assets that we have discussed are protected by numerous patents.

Slide 58 - NeoTherapeutics' US Patents

We currently hold 16 patents, with one additional patent allowed and 21 more pending. Corresponding foreign patents have been issued or applied for.

Slide 59 - Summary of Technology Assets

I hope you can see that we have a broad base of assets at NeoTherapeutics.

Slide 60 - Where are We Going?

As you have seen, we believe we have created a great deal of potential at NeoTherapeutics during the past eighteen months.

Unfortunately, the failure of our pivotal trial of Neotrofin in Alzheimer's disease and our relatively modest cash balances have put pressure on our stock price.

Market conditions and the fact that biotech companies are out of favor with the market right now have made things even more difficult.

We have some great products, which represent great opportunities, and we have great people, who I believe can accomplish much. The key questions are, given the challenges we face, where do we go from here and how do we get there?

Slide 61 - Where are We Going?

Let me answer them briefly.  First, where are we going?

Given our success at in-licensing oncology drugs, discovering new neurology drugs and identifying new indications for Neotrofin, we have a lot of projects facing us today. Given the choices, and our financial resources, we have designed a strategy that we believe should allow us to move forward on many fronts.

First, as far as Neotrofin is concerned, let me repeat that we will not initiate any additional studies of Neotrofin in Alzheimer's disease, unless we find a development partner who is willing to fund the studies. We have three ongoing studies in other

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indications that we expect to complete within the next six months or so.
Decisions to move forward in these trials will be made once data from each study is analyzed. We are also pursuing potential licensing and/or co-development opportunities for Neotrofin.

Second, we are very excited about several compounds that are in the pre-clinical development stage. Our plan for these compounds, NEO-339 and our anti-psychotic platform, is to out-license them or sign co-development agreements with companies that have the cash resources necessary to take these drugs into human clinical studies and ultimately to the FDA. Discussions on these compounds began late last year, and have progressed during the course of this year.

Finally, we would like to devote capital to the development of our phase 3 anti-cancer drug, satraplatin. Within the next few weeks we will meet with the FDA to discuss our phase 3 protocol for satraplatin. Once we have the FDA's buy-in for our protocol and for our regulatory strategy, we would like to begin this trial. Our goal is to get the trial started during the second half of this year, but the launch will be dependent on our ability to raise the necessary capital.

Slide 62 - 2002 Annual Stockholders Meeting

Now let me address the second question: How will we get there?

Slide 63 - What are our strategic plans going forward?

The key to our future success is getting access to capital. We have good products, we have talented, experienced people and there is money available for promising investment opportunities. The capital we need could come from a variety of sources, and we are actively pursuing each of these avenues. First, we are looking within the pharmaceutical industry. There are many mid-sized and large pharmaceutical companies with significant amounts of cash and large budgets for drug development, who are short potential products to develop. We have been actively pursuing licensing and co-development arrangements with pharmaceutical companies for most of our drugs over the past six months. We have made some progress in our discussions and these negotiations are continuing as we speak. This will remain our highest priority.

There are also opportunities, where again, we have peers who have cash, but are not satisfied with their drug development candidates. We also have some unique skills resident in our employee and management teams that are attractive to these other companies. As with licensing discussions, efforts to identify and discuss a potential merger or sale of one of our divisions or sale of the entire company have been ongoing and will continue.

Finally, we have the option of accessing capital through the sale of common stock or other securities. We would prefer to raise capital without issuing stock at current prices, but we prudently must pursue this option so that we have a backup strategy to the first

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two I discussed. While we don't like the idea of dilution, we must ensure that the Company has adequate cash resources to move our products forward.

Getting where we want to go won't be easy, but we are committed to doing it, and we have a very capable team of people charged with the task.

I'd now like to turn the presentation back to Dr. Glasky for some concluding remarks and questions.

Thank you, Dr. Shrotriya.

Slide 64 - Summary

In summary

Slide 65 - Summary

It has been a tough quarter, but the upside potential of the NeoTherapeutics' portfolio remains...

Slide 66 - Summary

There is real value in our technology and product platforms

Slide 67 - Summary

Our challenge is to gain realization and recognition of this value in the marketplace.

Thank you for your attention and continued interest in NeoTherapeutics.

I would now like to open the meeting to your questions.


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